UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 17, 2009

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1600, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 17, 2009, NewStar Financial, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to the Second Amended and Restated Sale and Servicing Agreement dated as of April 18, 2008, by and among NewStar CP Funding LLC, as the seller, the Company, as the originator and the servicer, Wachovia Bank, National Association as the swingline purchaser, each of the institutional purchasers, conduit purchasers and purchaser agents party thereto, Wachovia Capital Markets, LLC, as the administrative agent and as the WBNA agent, U.S. Bank National Association, as the trustee, and Lyon Financial Services, Inc., as the backup servicer.

The Amendment reduced the commitment amount under the credit facility from $350,000,000 to $200,000,000, will reduce the Company’s advance rate from an effective rate of approximately 70% as of March 31, 2009 to no more than 65% pursuant to the terms of the Amendment, extends the termination date from April 17, 2009 to June 1, 2009, and amends the restriction on the permitted use of advances for the acquisition of collateral to the funding of certain unfunded commitments included in the collateral on or prior to April 17, 2009. The ability to use principal collections to acquire collateral remains unchanged.

The foregoing description of the Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the actual Amendment, a copy of which is filed with this Current Report of Form 8-K as Exhibit 10.1 and is incorporated herein by this reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Amendment No. 2 to the Second Amended and Restated Sale and Servicing Agreement, dated as of April 17, 2009, by and among NewStar CP Funding LLC, NewStar Financial, Inc., Wachovia Bank National Association, Wachovia Capital Markets, LLC, U.S. Bank National Association and Lyon Financial Services, Inc. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: April 17, 2009	By:	/s/ JOHN K. BRAY
John K. Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 2 to the Second Amended and Restated Sale and Servicing Agreement, dated as of April 17, 2009, by and among NewStar CP Funding LLC, NewStar Financial, Inc., Wachovia Bank National Association, Wachovia Capital Markets, LLC, U.S. Bank National Association and Lyon Financial Services, Inc. Filed herewith.